EXHIBIT 8.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

August 7, 2009

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, IL  60069

Re:          BioSante Pharmaceuticals, Inc.

Registration Statement of Form S-4

Ladies and Gentlemen:

We have acted as counsel to BioSante Pharmaceuticals, Inc., a Delaware corporation (“BioSante”), in connection with the proposed issuance of up to 34,855,735 shares of BioSante’s common stock, $0.0001 par value per share (the “Shares”), in connection with the merger of Cell Genesys, Inc. (“Cell Genesys”) with and into BioSante pursuant to the terms of the Agreement and Plan of Merger dated as of June 29, 2009 by and between BioSante and Cell Genesys (as may be amended from time to time, the “Merger Agreement”).  The Shares are included in a registration statement on Form S-4 (as amended, the “Registration Statement”) filed by BioSante with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof.  This opinion is being furnished in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related joint proxy statement/prospectus, other than as expressly stated herein.

In acting as counsel for BioSante and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of BioSante, agreements and other instruments, and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

The intended United States federal income tax consequences of the merger are described under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement.  The described intended tax consequences are neither binding on the United States Internal Revenue Service (“IRS”) nor do they preclude the IRS from adopting a contrary position.  No ruling has been or will be sought from the IRS with respect to the United States federal income tax consequences of the merger.

On the basis of the foregoing and subject to the assumptions, conditions and qualifications set forth in the Registration Statement, we hereby confirm to you that, insofar as they purport to describe provisions of United States federal income tax law, it is our opinion that the statements set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement accurately describe the material United States federal income tax consequences of the merger.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting part of the Registration Statement, including any amendments and supplements to the foregoing.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY LLP